Exhibit 99

For Immediate Release

For more information:
Jefferson Harralson
Chief Financial Officer
(864) 240-6208
Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. RECEIVES REGULATORY APPROVALS
FOR FIRST NATIONAL BANK OF SOUTH MIAMI MERGER

GREENVILLE, SC, May 30, 2023 - United Community Banks, Inc. (NASDAQ: UCBI) ("UCBI") announced today receipt of regulatory approval from the Federal Deposit Insurance Corporation to complete the previously announced acquisition of First Miami Bancorp, Inc. (“FMIA”) and its wholly owned subsidiary, First National Bank of South Miami. The transaction has also received approval from the Federal Reserve Bank of Richmond and the South Carolina Board of Financial Institutions. No further regulatory approvals are required. The merger is expected to be completed in accordance with the law and the agreement on July 1, 2023. The merger was unanimously approved by the board of directors of each company. Shareholders of FMIA approved the transaction on May 30, 2023 at FMIA’s annual meeting.

About United Community Banks, Inc.
United Community Banks, Inc. (NASDAQ: UCBI) is a top 100 U.S. financial institution with $25.9 billion in assets, and through its subsidiaries, provides a full range of banking, wealth management and mortgage services. UCBI is the financial holding company for United Community Bank ("United Community") which has 207 offices across Alabama, Florida, Georgia, North Carolina, South Carolina, and Tennessee, as well as a national SBA lending franchise and a national equipment lending subsidiary. United Community is committed to improving the financial health and well-being of its customers and ultimately the communities it serves. Among other awards, United Community is a nine-time winner of the J.D. Power award that ranked the bank #1 in customer satisfaction with consumer banking in the Southeast and was recognized in 2023 by Forbes as one of the World's Best Banks and one of America's Best Banks. The bank is also a multi-award recipient of the Greenwich Excellence Awards, including the 2022 awards for Small Business Banking-Likelihood to Recommend (South) and Overall Satisfaction (South), and was named one of the "Best Banks to Work For" by American Banker in 2022 for the sixth consecutive year. Additional information about United can be found at www.ucbi.com.